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                                                                    EXHIBIT 21



SUBSIDIARIES OF PDG ENVIRONMENTAL, INC.


Name of Subsidiary                                           State of Formation
------------------                                           ------------------

Project Development Group, Inc.                                     PA

PDG, Inc.                                                           PA

Enviro-Tech Abatement Services Co.                                  NC

Servestec, Inc.                                                     FL

PDG of Delaware, Inc. *                                             DE

DPI Energy, Inc.*                                                   PA

Asbestemps, Inc.*                                                   DE

Applied Environmental Technology, Inc. *                            DE

Applied Consulting & Technical Services, Inc. *                     DE



* Inactive subsidiaries